Exhibit (d)(7)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
MORGAN STANLEY INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of March 22, 2011 to the Sub-Advisory Agreement dated May 1, 2002, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

2.

Schedule B. Schedule B to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule B, and all references in the Agreement to Schedule B shall be deemed to refer to the attached Schedule B.

In all other respects, the Agreement dated May 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 22, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President and Chief Investment Officer

Date:	March 17, 2011

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ John F. O’Connor

Name:	John F. O’Connor

Title:	Managing Director

Date:	March 17, 2011

SCHEDULE A

as of March 22, 2011

Transamerica Morgan Stanley Active International Allocation VP
Transamerica Morgan Stanley Capital Growth VP
Transamerica Morgan Stanley Growth Opportunities VP
Transamerica Multi Managed Large Cap Core VP
Transamerica Morgan Stanley Mid-Cap Growth VP

SCHEDULE B

as of March 22, 2011

Portfolio	Sub-Adviser Compensation*	Effective Date

Transamerica Morgan Stanley Active International Allocation VP	0.45% up to $250 million; 0.40% over $250 million up to $500 million; 0.35% over $500 million up to $1 billion; and 0.325% in excess of $1 billion	May 1, 2002

Transamerica Morgan Stanley Capital Growth VP	0.30% of average daily net assets**	March 22, 2011

Transamerica Morgan Stanley Growth Opportunities VP	0.40% up to $1 billion;*** 0.375% in excess of $1 billion	March 22, 2011

Transamerica Morgan Stanley Mid-Cap Growth VP	0.40% up to $1 billion; *** 0.375% in excess of $1 billion	June 1, 2010

Transamerica Multi Managed Large Cap Core VP	0.30% of average daily net assets**	June 1, 2010

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Capital Growth (a series of Transamerica Funds); Transamerica Morgan Stanley Capital Growth VP; and the portion of the assets of Transamerica Multi Managed Large Cap Core VP allocated to and sub-advised by Morgan Stanley Investment Management Inc.

***

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Mid-Cap Growth and Transamerica Morgan Stanley Growth Opportunities (each a series of Transamerica Funds); and Transamerica Morgan Stanley Mid-Cap Growth VP and Transamerica Morgan Stanley Growth Opportunities VP.